Exhibit 23
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-92511, 333-41204, and 333-90048 on Form S-8 of our report dated February 10, 2006, relating to the financial statements of FinePoint Innovations, Inc. (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the acquisition of FinePoint Innovations, Inc. by InPlay Technologies, Inc. on September 1, 2005) appearing in this Current Report on Form 8-K/A of InPlay Technologies, Inc. (formerly Duraswitch Industries, Inc.).
DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 10, 2006